Exhibit 3.2

HRTI, LLC

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”), effective as of the Effective Date (as defined below), is entered into for the purpose of governing HRTI, LLC, a Maryland limited liability company (the “Company”), by Healthcare Trust of America, Inc., a Maryland corporation (the “Member”).

1.

Formation. The Company has been formed pursuant to the Maryland Limited Liability Company Act (the “Act”) by the filing of Articles of Organization of the Company with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on July 20, 2022 (the “Effective Date”), and is the conversion of Healthcare Realty Trust Incorporated, a Maryland corporation, pursuant to Articles of Conversion filed with, and accepted for record by, the SDAT on the Effective Date.

2.	Dissolution. The Company has perpetual existence, except as provided in the Act.

3.

Business and Powers. The business of the Company is to engage in any lawful business, trade, purpose or activity permitted by the Act. The Company may exercise all of the powers and privileges granted to limited liability companies by the Act, by any other law or by this Agreement.

4.

Principal Office. The initial principal office of the Company in the State of Maryland is located at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

5.

Capital; Percentage Interest. The Member owns one hundred percent (100%) of the membership interest in the Company. The Member may make capital contributions to the Company in such amounts and at such times as the Member may deem appropriate.

6.

Authorized Person. Andrew E. Loope is hereby designated as an “authorized person” within the meaning of the Act solely for purposes of executing, delivering and filing the Articles of Organization of the Company with the SDAT (such filing being hereby approved and ratified in all respects).

7.	Management.

(a)

A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural persons (each such person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7(b). The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

(b)

The number of Managers constituting the Board shall be fixed from time to time by the Member. The Board shall initially have five (5) Managers. Managers shall be appointed, from time to time, by the Member. Each Manager, including each of the Managers named in the initial Managers Schedule, shall serve for a term ending at the next meeting of Members called for the purpose of electing Managers, or until the Manager’s earlier, death, resignation or removal. The Board shall maintain a schedule of all Managers (the “Managers Schedule”), and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 7(b) or Section 7(c). A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule A.

(c)

A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Member. A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

(d)

The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Maryland) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least 24 hours prior to each such meeting. Any Manager may waive such notice as to himself or herself. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(e)

A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by the Act. Each Manager shall have one vote on all matters submitted to the Board. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

(f)

Notwithstanding the provisions of Section 7(d) and Section 7(e), any action required or permitted to taken by the Board may be taken without a meeting if either (a) a written consent of a majority of the Managers on the Board shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one (1) day before such action is taken, or (b) a written consent constituting all of the Managers on the Board shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the SDAT.

(g)

Each Manager shall be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as from time to time established by the Board. Nothing contained in this Section 7(g) shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services. This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

(h)

The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Managers other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

8.	Distributions. Distributions of cash or other assets of the Company will be made at times and in amounts as the Board may determine.

9.

No Separate Entity for Tax Purposes. The Company shall not be treated as a separate entity for federal income tax purposes and, to the extent permitted by law, for state and local tax purposes. The Company shall prepare and file all tax returns and other tax statements in a manner consistent herewith.

10.

Limitation on Liability. Except as specifically required by the Act, no Member or Manager of the Company shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making the Member or any Manager responsible for the liabilities of the Company. None of the Managers or the Member or its principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, advisors, successors or assigns shall be liable to the Company, any other member of the Company, any assignee of any interest in the Company or any creditor of the Company as a result of any actions or omissions taken or omitted in connection with providing services to the Company or the performance of such person’s duties to the Company under this Agreement or at law, or by reason of any action or omission taken or omitted by such person on behalf of the Company, unless such person shall have been finally adjudicated by a court of competent jurisdiction (without any further right of appeal or further proceeding) in any such action, suit or other proceeding to have committed an act or omission that constituted bad faith, intentional fraud, gross negligence or reckless or willful misconduct.

11.

Indemnification. Subject to the limitations set forth in this Section 11, the Company shall indemnify, protect, defend and hold harmless each Manager and the Member and its principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, advisors, successors or assigns (each an “Indemnified Party”) against all losses, liabilities, damages and expenses incurred by such Indemnified Party as a result of any act or omission taken or omitted in connection with providing services to the Company or the performance of the Indemnified Party’s duties to the Company under this Agreement or at law, or by reason of any act or omission taken or omitted by such Indemnified Party on behalf of the Company. Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties and counsel and expert fees incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court or administrative body, in which an Indemnified Party may be or may have been involved as a party, a witness or otherwise, or with which it may have been threatened, by reason of being or having been an Indemnified Party, or by reason of any act or omission on behalf of the Company or otherwise taken or omitted in connection with providing services to the Company or the performance of the Indemnified Party’s duties to the Company under this Agreement or at law. No Indemnified Party shall be entitled to indemnification pursuant to this Section 11 with respect to any matter as to which such Indemnified Party shall have been finally adjudicated by a court of competent jurisdiction (without any further right of appeal or further proceeding) in any such action, suit or other proceeding to have committed an act or omission that (i) was undertaken or omitted in connection with providing services to the Company or the performance of the Manager’s or the Member’s duties to the Company under this Agreement or at law and (ii) constituted willful misconduct or recklessness. The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section 11 shall limit any lawful right to indemnification existing independently of this Section 11. The rights granted pursuant to this Section 11 shall be contract rights and shall vest immediately upon the appointment of any Indemnified Party to the position giving rise to his or her right to indemnification hereunder, and no amendment, modification, or repeal of this Agreement or the Articles of Organization of the Company shall have the effect of limiting or denying any such rights with respect to actions taken or omitted or proceedings arising before any such amendment, modification or repeal, and indemnification under this Section 11 shall continue as to an Indemnified Party who has ceased to serve in the capacity which initially entitled such Indemnified Party to indemnity hereunder.

12.

Limitation on Foreclosure. To the maximum extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no membership interest in the Company shall be subject to foreclosure.

13.

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without regard to conflicts of law. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the day and year first above written.

MEMBER:

Healthcare Trust of America, Inc.

By:	/s/ Andrew E. Loope
Name:	Andrew E. Loope
Title:	Senior Vice President, Corporate Counsel and Secretary

[Signature Page to HRTI, LLC’s Operating Agreement]

Schedule A

Manager’s Schedule

Todd J. Meredith

J. Christopher Douglas

John M. Bryant, Jr.

Robert E. Hull

Julie F. Wilson